FIRST TRUST EXCHANGE-TRADED FUND II
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                  July 1, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


       Re: First Trust NASDAQ CEA Cybersecurity ETF (the "Fund")


Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund II (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 111 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-171759), filed on July 1, 2015, so that the same may become effective at 9:00 a.m., Eastern Time on July 2, 2015, or as soon thereafter as practicable.

                                            Very truly yours,

                                            First Trust Exchange-Traded Fund II


                                            By: /s/ W. Scott Jardine
                                                -------------------------------
                                                W. Scott Jardine, Secretary


                                            First Trust Portfolios L.P.


                                            By: /s/ W. Scott Jardine
                                                -------------------------------
                                                W. Scott Jardine, Secretary